Exhibit 99

For Further Information Contact:
Jonah M. Meer
Chief Operating Officer and Chief Financial Officer
(212) 771-1000

FOR IMMEDIATE RELEASE


                   CONTINENTAL INFORMATION SYSTEMS CORPORATION
          ANNOUNCES DISCONTINUANCE OF ITS LASER PRINTING BUSINESS UNIT

NEW YORK, NY, May 29, 1998 -- Continental Information Systems Corporation (NASDAQ: CISC) announced that its Board of Directors has decided to discontinue and liquidate the Company's LaserAccess laser printing business. The Board concluded that the printing business was unlikely to be able to operate profitably in the foreseeable future. The Company also decided not to pursue a previously announced joint venture with another company in the laser printing business. The Company concluded after additional review that the venture, which would require a substantial infusion of capital from CIS, would not generate returns sufficient to justify the additional capital.

"We have spent the last year attempting to develop alternatives that would enable us to restore our laser printing business to profitability and continue it as a going concern," said Jonah Meer, Chief Operating Officer and Chief Financial Officer. "Unfortunately, no viable alternative has emerged, and management decided that the best course was to close the business rather than putting in more capital. Closing this ancillary business will enable management to focus fully on the Company's core businesses."

The Company expects to take a charge in the quarter ending May 31, 1998, related to the discontinuance of the laser printing business. The charge is currently estimated at approximately $4 million, primarily consisting of the write-off of goodwill.

Mr. Meer added, "Regrettably, former LaserAccess management, from whom the Company purchased the business, failed to deliver the return on our investment that we hoped for. We will continue to pursue our legal remedies against the former managers."

Continental Information Systems Corporation is engaged in buying and selling commercial aircraft and engines, high-speed production laser printing systems and certain other industrial equipment, in addition to providing real estate financing and leasing services.

This press release contains forward looking statements that involve risks and uncertainties. The actual results may differ significantly from those currently anticipated. Among the factors that could cause actual results to differ materially are those set forth above and the other risk factors described from time to time in the Company's reports filed with the SEC. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.

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